Shopify Merchants Achieve Record-Breaking $14.6 Billion in Black Friday-Cyber Monday Sales
Internet, Everywhere - December 2, 2025 - Shopify Inc. (NASDAQ, TSX: SHOP) announced today that merchants achieved a record $14.6 billion in sales* over Black Friday-Cyber Monday (BFCM) weekend - up 27% from last year, 24% on a constant currency basis. From early Friday in New Zealand to late Monday in California, 81+ million customers** around the world bought from brands powered by Shopify.
Shopping peaked at 12:01pm EST on Black Friday when sales reached a record $5.1 million per minute.
BFCM by the numbers
Here's a snapshot of the weekend's highlights:
•$14.6 billion in global sales* from merchants, a 27% increase in sales from 2024, 24% on a constant currency basis
•81+ million customers** worldwide bought from Shopify-powered brands
•15,800+ entrepreneurs made their first sale on Shopify
•More than 94,900 merchants had their highest-selling day ever on Shopify
•Hottest product categories: Cosmetics, Clothing Tops & Pants, Activewear, Fitness & Nutrition
•Average cart price: $114.70 ($112.29 on a constant currency basis)
•Top selling countries: US, UK, Australia, Germany, Canada
•Top selling cities: Los Angeles, New York, London, San Francisco, Miami
•Peak sales per minute: $5.1 million at 12:01 PM EST on Black Friday
•Cross-border orders represented 16% of all global orders
•39% year-over-year increase in sales made via Shop Pay
•32% of orders placed used Shop Pay
•136+ million packages globally were tracked on the Shop App***

Throughout the weekend, our infrastructure processed 2.2 trillion edge requests and served 90 petabytes of data, handling 14.8 trillion database queries and 1.75 trillion database writes.
Performance peaked at 489 million requests per minute on edge and more than 117 million requests per minute on app servers, with API requests processed per minute peaking at 31.8 million.
About Shopify
Shopify provides essential internet infrastructure for commerce. Shopify's all-in-one platform makes it easier to start, run, and grow a business, powering sales online, in store, and everywhere in between. Millions of businesses in 175+ countries use Shopify - from entrepreneurs to brands like Aldo, BarkBox, Carrier, Meta, On Running, SKIMS, and Supreme.
–

*Shopify's 2025 Black Friday-Cyber Monday data is based on gross merchandise volume (GMV) by Shopify merchants around the world. GMV represents the total dollar value of orders facilitated through the Shopify platform including certain apps and channels for which a revenue-sharing arrangement is in place in the period, net of refunds, and inclusive of shipping and handling, duty and value-added taxes.
**Starting in 2025, customer count is based on unique buyer emails associated with purchases made from Shopify merchants over the Black Friday - Cyber Monday weekend.
***Beginning in 2025, all packages tracked on the Shop App during BFCM include those originated by non-Shopify merchants, provided the corresponding orders were placed on or after November 13, 2025 and remained in transit at the commencement of BFCM. Under this methodology, 104+ million packages globally were tracked on the Shop App in 2024.
All data presented here (including worldwide sales) is approximate and is based on various assumptions. All data is unaudited and is subject to adjustment. The methodology underlying the data may vary year-on-year and prior year results are not directly comparable to current results. All financial figures are in USD. Data represents online and offline sales made by Shopify's global merchants.

CONTACT MEDIA:	CONTACT INVESTORS:
Jackie Warren	Carrie Gillard
Lead, External Communications	Director, Investor Relations
press@shopify.com	ir@shopify.com

2